                                                                      Exhibit 22


SUBSIDIARIES OF THE REGISTRANT
------------------------------


The Providence Gas Company - Incorporated under the laws of Rhode Island.

Newport America Corporation - Incorporated under the laws of Rhode Island.

Providence Energy Services, Inc. - Incorporated under the laws of Rhode Island.

North Attleboro Gas Company - Incorporated under the laws of Massachusetts.